UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 30, 2012

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	001-14206	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas		79901
(Address of principal executive offices)		(Zip Code)

(915) 543-5711
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 30, 2012, David W. Stevens, the Chief Executive Officer of El Paso Electric Company (the “Company”), notified the Board of Directors that he will be resigning from the Company to pursue another job opportunity, and the Board of Directors appointed Mr. Thomas V. Shockley to become the Company's interim Chief Executive Officer. Mr. Shockley, a veteran electric utility executive and a member of the Company's Board of Directors since 2010, will serve as interim CEO while a search is under way to find a successor to Mr. Stevens. The search will consider both internal and external candidates for the position. Mr. Stevens is expected to remain for a transition period until March 2, 2012, but resigned from the Board of Directors on January 30, 2012.

Mr. Shockley, age 66, retired in 2004 after a lengthy career in the regulated utility industry. From 2000 to 2004, he served as the Vice Chairman and Chief Operating Officer of American Electric Power Company, Inc. (AEP), one of the largest electric utilities in the United States. From 1997 to 2000, Mr. Shockley was President and Chief Operating Officer of Central and South West Corporation, which combined with American Electric Power of Columbus, Ohio in 2000 to form AEP. In his career, Mr. Shockley served in various other executive and management positions in the utility and energy industries. He previously served on the Boards of Directors of the Foundation Coal Company and Cellnet. He also serves on the Board of Chase Energy Development. During his service as interim Chief Executive Officer, Mr. Shockley will be paid $50,000 per month.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

By:	/S/ Mary E. Kipp
Mary E. Kipp
Senior Vice President, General Counsel and Chief Compliance Officer

Dated: January 31, 2012